Exhibit 99.1

News Release	JBT Corporation 70 W. Madison Chicago, IL 60602

For Release: Immediate

Investors:	Debarshi Sengupta	+1 312 861.6933
Media:	Jeff Miller	+1 312 861.6461

JBT Corporation Announces Hiring Of New Chief Financial Officer

CHICAGO, January 9, 2014 — JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today announced that Brian A. Deck will join the Company as Vice President and Chief Financial Officer effective February 3, 2014. This appointment is a continuance of the Company’s previously announced management succession plan. Ron Mambu, the Company’s current Vice President and Chief Financial Officer, had earlier announced his intent to retire and will remain with the Company through March to ensure a smooth transition.

“We are thrilled to welcome Brian to the JBT executive team,” said Tom Giacomini, President and Chief Executive Officer of JBT. “Brian’s twenty plus years of comprehensive financial experience, including a strong strategic planning and margin expansion toolkit, as well as significant global hands-on M&A expertise, is exceptional,” continued Giacomini. “Brian is the ideal CFO for JBT. His skill set and personality fit well with our focus on growing revenues and increasing margins within a culture of high integrity.”

Mr. Deck, 45, will join JBT upon departing as Chief Financial Officer of National Material L.P., a private holding company with a portfolio of diversified industrial firms with international operations. During his nearly three years with National Material, Brian was responsible for all financial functions, M&A, and information technology related activities. He successfully developed an M&A core competency, including execution of two acquisitions, refinanced the company’s debt, and implemented a company-wide financial reporting platform.

Prior to National Material, Brian was Vice President of Finance and Treasurer at Ryerson Inc., an approximately $4 billion in revenue metals distributor and processor. As a key member of the executive staff at Ryerson, he had responsibility for treasury, M&A, financial planning and analysis, and international finance. He was also heavily involved with investor relations. After the company’s privatization in 2007, Brian oversaw comprehensive restructuring programs that resulted in significant operating margin expansion. He also raised in excess of $1 billion in debt capital and led the efforts on five successful acquisitions. Brian’s considerable international experience, gained through executing global acquisitions and through serving on the Board of Directors of Ryerson’s joint ventures in China, Mexico, and India, will be relevant to JBT’s strategy of accelerating participation in emerging, high-growth economies.

JBT Corporation

Prior to his service with Ryerson, Brian had increasing responsibilities with GE Capital, Bank One (now JPMorgan Chase & Co.), and Cole Taylor Bank. Brian holds an MBA with a concentration in finance from DePaul University in Chicago, and a Bachelor’s degree in economics from the University of Illinois.

“I am excited to join JBT at this very important time, as the Company is embarking upon its growth strategy,” said Mr. Deck. “I am enthusiastic to be both a key leader of this transformation and to ensure the Company maintains the strong financial footing necessary to enhance shareholder value.”

###

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,200 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com or www.jbtfoodtech.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. These risks and uncertainties are described under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, which may be accessed on the Company's website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.